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                                                                       EXHIBIT 5

[LETTERHEAD OF Gray CARY WARE & FREIDENRICH LLP]
701 Fifth Avenue, Suite 7000, Seattle, WA 98104
Phone: 206-839-4800       Fax: 206-839-4801        www.graycary.com

June 25, 2004

SCOLR, Inc.
3625 132nd Avenue S.E.
Bellevue, WA  98006

Ladies and Gentlemen:

      As legal counsel for SCOLR, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 4,407,857 shares of the Company's Common Stock (the "Common Stock") which may be issued pursuant to awards granted under the SCOLR, Inc. 2004 Equity Incentive Plan (the "Plan").

      We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of Washington.

      Based on such examination, we are of the opinion that the 4,407,857 shares of Common Stock which may be issued pursuant to awards granted under the Plan are duly authorized shares of Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan and the awards authorized by the Company's Board of Directors thereunder, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP